Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President — Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408
LIZ CLAIBORNE INC. REPORTS 1st QUARTER RESULTS
•	Reports Q1 Fiscal 2008 GAAP Loss per Share from Continuing Operations of ($0.16) and Adjusted EPS from Continuing Operations of $0.28

•	Quarter Highlighted by a 28% Sales Increase in Retail-based Direct Brands and Significant Reduction in Partnered Brands and Corporate Expenses, Enabling Redeployment of Resources to Support Continued Growth in Direct Brands

•	Records Inventory Decrease of 18% Compared to Q1 2007

•	Reports Cash Flow from Operating Activities of $316 Million over the Last Twelve Months

•	Revises 2008 Adjusted EPS Guidance to a Range of $1.40 to $1.60
New York, NY May 13, 2008 — Liz Claiborne Inc. (NYSE:LIZ) today announced earnings for the first quarter. On a GAAP basis, the loss per share from continuing operations was ($0.16) compared to diluted earnings per share (“EPS”) from continuing operations of $0.10 for the first quarter of 2007. Adjusted diluted EPS from continuing operations for the first quarter of 2008 were $0.28 compared to adjusted diluted EPS from continuing operations of $0.16 for the first quarter of 2007. Net sales for the first quarter of 2008 (which had an extra week as compared to the prior year) were $1.122 billion, an increase of 4.9% from 2007, which excluded net sales from discontinued operations in both periods.
The first quarter 2008 results on an adjusted basis exclude the impact of expenses incurred in connection with the Company’s streamlining activities, the loss on disposal of discontinued operations and the results of discontinued operations. The first quarter 2007 results on an adjusted basis exclude the impact of expenses incurred in connection with the Company’s streamlining activities and the results of discontinued operations.
The Company believes that the adjusted results for the first quarter of 2007 and 2008 and the adjusted projected results for fiscal 2008 represent a more meaningful presentation of its historical and estimated operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results.
William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “Despite the significant macroeconomic challenges facing us, we are pleased to report first quarter adjusted EPS from continuing operations of $0.28, highlighted by solid top line growth in our retail-based Direct Brands segment. The significant reduction in Partnered Brands and corporate expenses has enabled the redeployment of resources to support continued growth in our Direct Brands segment. Meaningful progress has been made across our company in the past four quarters and will continue into 2009 and beyond as we pursue the re-launch of our flagship Liz Claiborne brand under the design direction of Isaac Mizrahi and the re-launch of our Claiborne men’s business as well. We remain focused on our strategy to develop our growth brands and improve our legacy businesses and applaud the commitment to change and hard work of all our LCI associates.”
Mr. McComb added, “No question the difficult economic environment has lowered visibility into our future financial performance and presented new challenges for us, our retail partners and consumers both in the U.S. and Europe. For these reasons, we have revised our 2008 adjusted EPS guidance to a range of $1.40 to $1.60 from our previous range of $1.50 to $1.70. In providing this revised guidance, we note that higher food and energy prices, higher mortgage payments and declining consumer confidence anticipated for the second half of the year are reducing our visibility into key metrics that impact our performance, including retail traffic, conversion rates, expected markdowns and wholesale shipments.”
Mr. McComb continued, “In this environment, we will continue to focus on disciplined execution of our strategy while improving operating margins in the near term in both our Direct and Partnered Brands segments with an emphasis on rigorous management of expenses, inventories and cash flow, while continuing to bring new talent into the Company and build key operating capabilities.”
Mr. McComb concluded, “Our business plan called for earnings significantly weighted toward the second half, as in years past, with the weakest earnings for the year planned in the second quarter. Despite our strong first quarter performance, we are projecting weak earnings in the second quarter as we expect to be negatively impacted by a calendar shift compared to the second quarter of 2007, weak sales trends in our Mexx Europe business prior to the introduction of improved Fall 2008 product and significant discounting by department store and mid-tier retailers in the United States.”
The Company will sponsor a conference call today at 10:00 am EDT to discuss its first quarter 2008 results. The dial-in number is 1-888-694-4676 with pass code 44162842. The webcast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through June 3, 2008. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the first quarter of 2008, which was filed today with the Securities and Exchange Commission.
OPERATING SUMMARY
•	In the second quarter of 2007, the Company revised its segment reporting structure to reflect the strategic realignment of its businesses, reflecting a brand-focused approach. The prior period has been conformed to the current period’s presentation. The Company has aggregated its brand-based activities into two reporting segments as follows:
•	The Direct Brands segment — consists of the specialty retail, outlet, wholesale apparel, wholesale non-apparel (including accessories, jewelry, handbags and fragrances), e-commerce and licensing operations of the Company’s four retail-based brands: Mexx, Juicy Couture, Lucky Brand and Kate Spade.

•	The Partnered Brands segment — consists of the wholesale apparel, wholesale non-apparel, outlet, specialty retail, e-commerce and licensing operations for the Company’s owned and licensed wholesale-based brands, including the Company’s non-Direct Brand fragrances.

The results of its Emma James, Intuitions, J.H. Collectibles, Tapemeasure, C&C California, Laundry by Design and Prana brands and the retail operations of the Ellen Tracy brand are shown as discontinued operations.

•	Net sales in the first quarter (which had an extra week as compared to the prior year) increased 4.9% to $1.122 billion. The impact of changes in foreign currency exchange rates in our international businesses increased net sales by approximately $52 million, or 4.9%, during the quarter. Net sales in the quarter were also positively impacted by the inclusion of a 14th week and a shift in the calendar compared to the first quarter of 2007. Net sales for our segments are provided below:

•	Direct Brands segment net sales increased 28.2% in the first quarter to $620 million.

•	Partnered Brands segment net sales decreased 14.4% in the first quarter to $501 million.
•	Net sales for our Direct Brands segment in the first quarter were as follows:
•	Mexx — $342 million, a 20.3% increase compared to last year. Excluding the impact of changes in foreign currency exchange rates, net sales for Mexx were $298 million, a 4.6% increase compared to last year.

•	Lucky Brand — $110 million, a 21.1% increase compared to last year.

•	Juicy Couture — $140 million, a 57.5% increase compared to last year.

•	Kate Spade — $28 million, a 44.0% increase compared to last year.
•	Operating loss in the first quarter was ($24) million ((2.1)% of net sales) compared to an operating profit of $30 million (2.8% of net sales) in 2007. Adjusted operating income in the first quarter was $42 million (3.8% of adjusted net sales) compared to $40 million (3.8% of adjusted net sales) in 2007. Operating income for our business segments are provided below:
•	Direct Brands segment operating income in the first quarter was $27 million (4.4% of net sales), compared to $50 million (10.3% of net sales) in 2007. Direct Brands segment adjusted operating income in the first quarter was $39 million (6.3% of net sales) compared to $50 million (10.3% of net sales) in 2007.

•	Partnered Brands segment operating loss in the first quarter was ($51) million ((10.2)% of net sales), compared to an operating loss of ($20) million ((3.5)% of net sales) in 2007. Partnered Brands segment adjusted operating income in the first quarter was $2 million (0.5% of adjusted net sales) compared to an adjusted operating loss of ($10) million ((1.8)% of adjusted net sales) in 2007.
•	Expenses associated with our streamlining initiatives were $66 million in the first quarter of 2008 compared to $10 million in the first quarter of 2007.

•	Inventories decreased 18.3% to $526 million compared to 2007, primarily reflecting decreases in our Partnered Brands segment, including the impact of brands sold, discontinued, or held for sale, partially offset by increases in our Direct Brands segment and our Liz & Co. and Concepts brands. The impact of changes in foreign currency exchange rates increased inventories by $26 million, or 4.1%, in the first quarter of 2008 compared to the first quarter of 2007.

•	Cash flow from operating activities for the last twelve months was $316 million.

•	We ended the quarter with $111 million in cash and marketable securities and with $989 million of debt outstanding. Our total debt to total capital ratio was 40.3% in the first quarter compared to 25.7% in 2007, primarily reflecting the impact of the 2007 goodwill impairment in addition to share repurchases, capital expenditures and acquisition-related payments over the last 12 months.

FIRST QUARTER RESULTS
Overall Results
Net sales for the quarter increased 4.9% to $1.122 billion, due to increases in our Direct Brands segment, offset by decreases in our Partnered Brands segment. The impact of changes in foreign currency exchange rates in our international businesses increased net sales by approximately $52 million, or 4.9%, during the quarter. Net sales in the quarter were also positively impacted by the inclusion of a 14th week and a shift in the calendar compared to the first quarter of 2007.
Gross profit as a percent of net sales was 47.3% in 2008 compared to 46.7% in the first quarter of 2007, principally reflecting an increased proportion of sales from our Direct Brands segment, which runs at a higher gross profit rate than the company average, partially offset by decreased gross profit rates in our Direct and Partnered Brands segments.
Selling, General & Administrative expenses (“SG&A”) were $555 million, or 49.5% of net sales in 2008, compared to $469 million, or 43.9% of net sales in the first quarter of 2007, primarily reflecting the following:
•	a $44 million year over year increase in expenses associated with our streamlining and brand-exiting activities;

•	a $28 million increase due to the impact of changes in foreign exchange rates in our international operations;

•	a $22 million increase associated with retail expansion in our Direct Brands segment;

•	a $15 million increase in Direct Brands SG&A;

•	the inclusion of $11 million of expenses associated with our Narciso Rodriguez brand (which was acquired in May 2007) and the addition of our licensed Usher fragrance;

•	the inclusion of $8 million in charges related to the disposal of Ellen Tracy; and

•	a ($42) million decrease in Partnered Brands and corporate SG&A.
Operating loss was ($24) million ((2.1)% of net sales) in the first quarter of 2008 compared to operating income of $30 million (2.8% of net sales) in the first quarter of 2007. Adjusted operating income in the first quarter was $42 million (3.8% of adjusted net sales) compared to $40 million (3.8% of adjusted net sales) in 2007. The impact of changes in foreign currency exchange rates in our international businesses increased operating income by approximately $1 million during the quarter.
Income taxes in the first quarter of 2008 decreased by $34 million to an income tax benefit of ($24) million compared to a tax expense of $10 million in 2007. Our effective tax rate on the pre-tax loss from continuing operations was a benefit of 61.8% in 2008, primarily due to the positive impact of discrete items, totaling $8 million ($0.09 per share). The effective tax rate for 2007 was 48.8%, primarily due to the negative impact of discrete items in foreign jurisdictions.
Loss from Continuing Operations in the first quarter of 2008 was ($15) million, or ($0.16) per share, compared to income from continuing operations in the first quarter of 2007 of $10 million, or $0.10 per share. Adjusted diluted EPS from continuing operations in the first quarter of 2008 were $0.28 compared to adjusted diluted EPS from continuing operations of $0.16 in the first quarter of 2007.
Net loss in the first quarter of 2008 was ($31) million, inclusive of losses related to discontinued operations of ($16) million, compared to net income of $16 million in the first quarter of 2007,

inclusive of income from discontinued operations of $6 million. Loss per share was ($0.33) in the first quarter of 2008 compared to diluted EPS of $0.16 in the first quarter of 2007.
Segment Highlights
Direct Brands
Net sales in our Direct Brands segment in the first quarter were $620 million, increasing $137 million, or 28.2%.
Net sales for Mexx were $342 million, a 20.3% increase compared to 2007. Excluding the impact of changes in foreign currency exchange rates, net sales for Mexx were $298 million, a 4.6% increase compared to last year, primarily due to the impact of the extra week in the quarter.
•	We ended the quarter with 134 specialty stores, 90 outlets and 292 concessions, reflecting the net addition over the last 12 months of 4 specialty stores and 8 outlet stores and the net closure of 9 concessions;

•	Average retail square footage in the first quarter was approximately 1.387 million square feet, a 7% increase compared to 2007;

•	Sales per square foot for comparable stores over the latest twelve months was $441; and

•	Comparable store sales decreased 13% in the first quarter, reflecting comparable store sales decreases in our Mexx Europe and Mexx Canada businesses.

Net sales for Lucky Brand were $110 million, a 21.1% increase compared to 2007, primarily driven by increases in retail, wholesale apparel and wholesale non-apparel.

•	We ended the quarter with 173 specialty stores and 20 outlet stores, reflecting the net addition over the last 12 months of 35 specialty stores and 13 outlet stores;

•	Average retail square footage in the first quarter was approximately 461 thousand square feet, a 38% increase compared to 2007;

•	Sales per square foot for comparable stores over the latest twelve months was $619; and

•	Comparable store sales decreased 5% in the first quarter.

Net sales for Juicy Couture were $140 million, a 57.5% increase compared to 2007, primarily driven by increases in retail and wholesale non-apparel (including fragrance).

•	We ended the quarter with 40 specialty stores and 18 outlet stores, reflecting the net addition over the last 12 months of 18 specialty stores and 7 outlet stores;

•	Average retail square footage in the first quarter was approximately 169 thousand square feet, a 101% increase compared to 2007;

•	Sales per square foot for comparable stores over the latest twelve months was $1,366; and

•	Comparable store sales increased 16% in the first quarter.

Net sales for Kate Spade were $28 million, a 44.0% increase compared to 2007, primarily driven by increases in retail and wholesale non-apparel.

•	We ended the quarter with 26 specialty stores and 16 outlet stores, reflecting the net addition over the last 12 months of 6 specialty stores and 12 outlet stores;

•	Average retail square footage in the first quarter was approximately 87 thousand square feet, a 68% increase compared to 2007;

•	Sales per square foot for comparable stores over the latest twelve months was

$676; and
•	Comparable store sales decreased 2% in the first quarter.
Direct Brands segment operating income in the first quarter was $27 million (4.4% of net sales), compared to $50 million (10.3% of net sales) in 2007. Direct Brands segment adjusted operating income in the first quarter was $39 million (6.3% of net sales) compared to $50 million (10.3% of net sales) in 2007.
Partnered Brands
Net sales in our Partnered Brands segment in the first quarter were $501 million, decreasing $84 million, or 14.4%.
•	The $84 million decrease in net sales in our Partnered Brands segment was primarily due to decreases in our Liz Claiborne, Dana Buchman, Ellen Tracy, Enyce and Claiborne brands, partially offset by increases in our Liz & Co., licensed DKNY Jeans and Kensie brands and the launch of our licensed Usher fragrance.
Partnered Brands segment operating loss in the first quarter was ($51) million ((10.2)% of net sales), compared to an operating loss of ($20) million ((3.5)% of net sales) in 2007. Partnered Brands segment adjusted operating income in the first quarter was $2 million (0.5% of adjusted net sales) compared to an operating loss of ($10) million ((1.8)% of adjusted net sales) in 2007.
About Liz Claiborne Inc.
Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Kate Spade, Juicy Couture, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Liz Claiborne and Monet families of brands, Enyce, Kensie, Kensiegirl, Mac & Jac, Narciso Rodriguez and the licensed DKNY Jeans Group. The Company also offers cosmetics & fragrances. For more information visit www.lizclaiborneinc.com.
Forward-Looking Statement
Statements contained herein that relate to future events or the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results of operations or level of business for 2008 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond the Company’s control. Among the factors that could cause actual results to materially differ include: risks associated with the current macroeconomic conditions, including the possibility of a recession in the United States and the rising price of fuel; risks related to the reorganization of the Company into two segments and the related realignment of the Company’s management structure; risks associated with the Company’s ability to attract and retain talented, highly qualified executives and other key personnel; risks associated with providing for the succession of senior management; risks associated with the

Company’s ability to execute successfully on its previously announced long-term growth plan; risks associated with the Company’s strategic review of brands, including whether the Company identified the appropriate brands for review or appropriately valued assets related to brands sold or licensed to third parties; risks associated with the Company’s operation and expansion of its specialty retail business, including the ability to successfully expand the specialty retail store base of its Direct Brands segment and to develop best-in-class retail capabilities; risks associated with the Company’s ability to achieve greater collaboration with its wholesale customers; risks associated with the Company’s ability to achieve projected cost savings; the Company’s ability to continue to have the liquidity necessary, through cash flow from operations and financing, to fund its plans may be adversely impacted by a number of factors, including the downgrading of the Company’s credit rating; risks associated with the continuing challenging retail conditions, including the levels of consumer confidence and discretionary spending and the levels of customer traffic within department stores, malls and other shopping and selling environments; risks related to the Company’s ability to successfully continue to evolve its supply chain system, including its product development, sourcing, logistics and technology functions, to, among other things, reduce product cycle-time and costs and meet customer demands and the requirements of the projected growth in the Company’s specialty retail business; risks associated with selling the Company’s Liz & Co. and Concepts by Claiborne brands outside of better department stores; risks associated with the Company’s Liz Claiborne and Claiborne branded products association with known designers and customer acceptance of the resulting products; risks associated with the Company’s dependence on sales to a limited number of large United States department store customers; the impact of consolidation, restructurings and other ownership changes in the retail industry, such as the merger between Federated Department Stores, Inc. and The May Department Store Company; the Company’s ability to respond to constantly changing consumer demands and tastes and fashion trends, across multiple product lines, shopping channels and geographies; risks related to retailer and consumer acceptance of the Company’s products; risks associated with the possible failure of the Company’s unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality or safety standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks related to the Company’s ability to adapt to and compete effectively in the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products as well as lowered barriers to entry; risks relating to certain litigations currently outstanding against the Company, including litigations filed against Mexx Europe with respect to breach of contract claims by a former high street concession partner in France; risks associated with the Company’s ability to maintain and enhance favorable brand recognition; risks associated with the Company’s ability to correctly balance the level of its commitments with actual orders; risks associated with the Company’s ability to identify appropriate business development opportunities and risks associated with acquisitions and new product lines, product categories and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment, and risks inherent in licensing arrangements such as the Company’s license of the DKNY Jeans and DKNY Active brands; risks associated with any significant disruptions in the Company’s relationship with its employees or with its relationship with the unions which represent certain Company employees; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, and currency devaluations in countries in which the Company sources product and risks associated with the importation and exportation of product; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing the Company’s intellectual property rights; and such other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices and such other factors as are set forth in the Company’s Quarterly Report on form 10-Q for the quarter ended April 5, 2008, which is being filed with the Securities and Exchange Commission today, and the Company’s 2007 Annual Report on Form 10-K, including, without limitation, those set forth under the headings “Risk Factors” and “Statement Regarding Forward-Looking Disclosure.”
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	April 5, 2008	% of	March 31, 2007	% of
	(14 weeks)	Sales	(13 weeks)	Sales
Net Sales	$1,121,542	100.0%	$1,069,200	100.0%
Cost of goods sold	590,615	52.7%	570,092	53.3%

Gross Profit	530,927	47.3%	499,108	46.7%
Selling, general & administrative expenses	554,904	49.5%	469,378	43.9%

Operating (Loss) Income	(23,977)	(2.1)%	29,730	2.8%
Other expense, net	(2,748)	(0.2)%	(729)	(0.1)%
Interest expense, net	(12,103)	(1.1)%	(8,532)	(0.8)%

(Loss) Income before (Benefit) Provision for Income Taxes	(38,828)	(3.5)%	20,469	1.9%
(Benefit) provision for income taxes	(23,984)	(2.1)%	9,987	0.9%

(Loss) Income from Continuing Operations	(14,844)	(1.3)%	10,482	1.0%
(Loss) income from discontinued operations, net of tax	(3,975)		5,716
Loss on disposal of discontinued operations, net of tax	(12,202)		—

Net (Loss) Income	$(31,021)		$16,198

Earnings per Share:
Basic
(Loss) Income from Continuing Operations	$(0.16)		$0.10
(Loss) Income from discontinued operations	(0.04)		0.06
Loss on disposal of discontinued operations	(0.13)		—

Net (Loss) Income	$(0.33)		$0.16

Diluted
(Loss) Income from Continuing Operations	$(0.16)		$0.10
(Loss) Income from discontinued operations	(0.04)		0.06
Loss on disposal of discontinued operations	(0.13)		—

Net (Loss) Income	$(0.33)		$0.16

Weighted Average Shares, Basic (1)	93,507		101,796
Weighted Average Shares, Diluted (1)	93,507		103,127

Supplemental Information:
Dividends Paid per Common Share (Rounded to the nearest penny)	$0.06		$0.06

(1)	Because the Company incurred a loss from continuing operations in 2008, all outstanding stock options and restricted shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such period.

LIZ CLAIBORNE INC.
CONSOLIDATED BALANCE SHEETS
(All dollar amounts in thousands)
(Unaudited)

	April 5, 2008	March 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$111,142	$96,504
Marketable securities	295	9,485
Accounts receivable — trade, net	566,656	601,294
Inventories, net	526,052	644,180
Deferred income taxes	99,506	73,290
Other current assets	287,205	151,383
Assets held for sale	31,227	—

Total current assets	1,622,083	1,576,136

Property and Equipment, net	587,404	567,105
Goodwill and Intangibles, net	993,177	1,420,135
Other Assets	43,653	21,570

Total Assets	$3,246,317	$3,584,946

Liabilities and Stockholders’ Equity
Current Liabilities	$753,784	$549,935
Long-Term Debt	912,025	715,950
Other Non-Current Liabilities	109,885	102,227
Deferred Income Taxes	1,157	65,445
Minority Interest	3,858	3,375
Stockholders’ Equity	1,465,608	2,148,014

Total Liabilities and Stockholders’ Equity	$3,246,317	$3,584,946

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All dollar amounts in thousands)
(Unaudited)

	Three Months Ended
	April 5, 2008	March 31, 2007
	(14 Weeks)	(13 Weeks)
Cash Flows from Operating Activities:
Net (Loss) Income	$(31,021)	$16,198
Adjustments to arrive at (loss) income from continuing operations	16,177	(5,716)

(Loss) income from continuing operations	(14,844)	10,482

Adjustments to reconcile (loss) income from continuing operations to net cash used in operating activities:
Depreciation and amortization	40,860	37,512
Streamlining initiatives; asset write-down	2,707	4,692
Loss on asset disposals	14,152	—
Share-based compensation	3,391	7,535
Tax benefit on exercise of stock options	7	2,074
Other, net	17	(329)
Changes in assets and liabilities, exclusive of acquisitions:
Increase in accounts receivable — trade, net	(117,060)	(100,555)
Decrease (increase) in inventories, net	8,791	(48,698)
Decrease (increase) in other current and non-current assets	47,038	(22,622)
Increase (decrease) in accounts payable	1,911	(30,860)
Decrease in accrued expenses	(49,697)	(56,448)
Decrease in deferred income taxes and income taxes payable	(87,582)	(5,831)
Net cash (used in) provided by operating activities of discontinued operations	(4,043)	6,867

Net cash used in operating activities	(154,352)	(196,181)

Cash Flows from Investing Activities:
Purchases of property and equipment	(46,105)	(34,193)
Proceeds from sales of property and equipment	—	1,410
Purchases of new businesses and payment of related debt	(5,066)	(13,431)
Payments for in-store merchandise shops	(1,632)	(924)
Other, net	(392)	(652)
Net cash provided by (used in) investing activities of discontinued operations	60,344	(238)

Net cash provided by (used in) investing activities	7,149	(48,028)

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(All dollar amounts in thousands)
(Unaudited)

	Three Months Ended
	April 5, 2008	March 31, 2007
	(14 Weeks)	(13 Weeks)
Cash Flows from Financing Activities:
Short term borrowings, net	61,698	4,531
Principal payments under capital lease obligations	(1,075)	(1,756)
Commercial paper, net	—	142,355
Proceeds from exercise of common stock options	51	15,976
Dividends paid	(5,257)	(5,726)
Tax (deficiency) excess benefit related to share-based compensation	(2,058)	1,091
Other, net	(798)	(330)

Net cash provided by financing activities	52,561	156,141

Effect of exchange rate changes on cash and cash equivalents	383	(1,073)

Net Change in Cash and Cash Equivalents	(94,259)	(89,141)
Cash and Cash Equivalents at Beginning of Period	205,401	185,645

Cash and Cash Equivalents at End of Period	$111,142	$96,504

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands, except per common share data)
(Unaudited)
The following tables provide reconciliations of (Loss) Income from Continuing Operations to Income from Continuing Operations Excluding Streamlining Initiatives and of Operating (Loss) Income to Income from Continuing Operations Excluding Streamlining Initiatives.

	Three Months Ended
	April 5, 2008	March 31, 2007
	(14 weeks)	(13 weeks)
(Loss) Income from Continuing Operations	$(14,844)	$10,482
Streamlining initiatives (1)	65,638	10,147
Provision for income taxes	(24,931)	(3,653)

Income from Continuing Operations Excluding Streamlining Initiatives	$25,863	$16,976

Operating (Loss) Income	$(23,977)	$29,730
Streamlining initiatives (1)	65,638	10,147

Operating Income Excluding Streamlining Initiatives	41,661	39,877
Interest expense, net	12,103	8,532
Other expense, net	2,748	729
Provision for income taxes	(947)	(13,640)

Income from Continuing Operations Excluding Streamlining Initiatives	$25,863	$16,976

Basic Earnings per Common Share from Continuing Operations Excluding Streamlining Initiatives	$0.28	$0.17

Diluted Earnings per Common Share from Continuing Operations Excluding Streamlining Initiatives (2)	$0.28	$0.16

(1)	The Company announced its streamlining initiatives in February 2006, October 2006 and July 2007. In the three months ended April 5, 2008, the Company recorded expenses of $42.4 million related to payroll, lease terminations and asset write-downs, and losses of $23.2 million related to store closures (aggregating $40.7 million after tax, or $0.44 per share). In the 13 weeks ended March 31, 2007, the Company recorded expenses related to its streamlining initiatives of $10.1 million (aggregating $6.5 million after tax, or $0.06 per share).

(2)	Amounts for the three months ended April 5, 2008 are based on 93,759 weighted average shares outstanding.

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All dollar amounts in thousands)
(Unaudited)

	Three Months Ended		Three Months Ended
	April 5, 2008	% to	March 31, 2007	% to
	(14 weeks)	Total	(13 weeks)	Total
NET SALES:
Direct Brands	$620,150	55.3%	$483,623	45.2%
Partnered Brands	501,392	44.7%	585,577	54.8%

Total Net Sales	$1,121,542	100.0%	$1,069,200	100.0%

	Three Months Ended		Three Months Ended
	April 5, 2008	% to	March 31, 2007	% to
	(14 weeks)	Sales	(13 weeks)	Sales
OPERATING (LOSS) INCOME:
Direct Brands	$27,374	4.4%	$50,050	10.3%
Partnered Brands	(51,351)	(10.2)%	(20,320)	(3.5)%

Total Operating (Loss) Income	$(23,977)	(2.1)%	$29,730	2.8%

	Three Months Ended		Three Months Ended
	April 5, 2008	% to	March 31, 2007	% to
	(14 weeks)	Total	(13 weeks)	Total
NET SALES:
Domestic	$722,646	64.4%	$724,734	67.8%
International	398,896	35.6%	344,466	32.2%

Total Net Sales	$1,121,542	100.0%	$1,069,200	100.0%

	Three Months Ended		Three Months Ended
	April 5, 2008	% to	March 31, 2007	% to
	(14 weeks)	Sales	(13 weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic	$(34,657)	(4.8)%	$17,009	2.3%
International	10,680	2.7%	12,721	3.7%

Total Operating (Loss) Income	$(23,977)	(2.1)%	$29,730	2.8%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All dollar amounts in thousands)
(Unaudited)
The following tables provide reconciliations of Net Sales to Adjusted Net Sales, which excludes Store Closure Adjustments and of Operating Income (Loss) to Adjusted Operating Income (Loss), which excludes Streamlining Initiatives.

	Three Months Ended
	April 5, 2008 (14 weeks)
	Direct	Partnered
	Brands	Brands	Total
Net Sales:
As Reported	$620,150	$501,392	$1,121,542
Store Closure Adjustments	—	(23,302)	(23,302)

Adjusted Net Sales	$620,150	$478,090	$1,098,240

Operating Income (Loss):
As Reported	$27,374	$(51,351)	$(23,977)
Streamlining Initiatives	11,956	53,682	65,638

Adjusted Operating Income	$39,330	$2,331	$41,661

% of Adjusted Net Sales	6.3%	0.5%	3.8%

	Three Months Ended
	March 31, 2007 (13 weeks)
	Direct	Partnered
	Brands	Brands	Total
Net Sales:
As Reported	$483,623	$585,577	$1,069,200
Store Closure Adjustments	—	(6,651)	(6,651)

Adjusted Net Sales	$483,623	$578,926	$1,062,549

Operating Income (Loss):
As Reported	$50,050	$(20,320)	$29,730
Streamlining Initiatives	—	10,147	10,147

Adjusted Operating Income (Loss)	$50,050	$(10,173)	$39,877

% of Adjusted Net Sales	10.3%	(1.8)%	3.8%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All dollar amounts in thousands)
(Unaudited)
The following tables provide reconciliations of Net Sales to Adjusted Net Sales, which excludes Store Closure Adjustments and of Operating Income (Loss) to Adjusted Operating Income, which excludes Streamlining Initiatives.

	Three Months Ended
	April 5, 2008 (14 weeks)
	Domestic	International	Total
Net Sales:
As Reported	$722,646	$398,896	$1,121,542
Store Closure Adjustments	(22,636)	(666)	(23,302)

Adjusted Net Sales	$700,010	$398,230	$1,098,240

Operating (Loss) Income:
As Reported	$(34,657)	$10,680	$(23,977)
Streamlining Initiatives	57,675	7,963	65,638

Adjusted Operating Income	$23,018	$18,643	$41,661

% of Adjusted Net Sales	3.3%	4.7%	3.8%

	Three Months Ended
	March 31, 2007 (13 weeks)
	Domestic	International	Total
Net Sales:
As Reported	$724,734	$344,466	$1,069,200
Store Closure Adjustments	(6,651)	—	(6,651)

Adjusted Net Sales	$718,083	$344,466	$1,062,549

Operating Income:
As Reported	$17,009	$12,721	$29,730
Streamlining Initiatives	9,384	763	10,147

Adjusted Operating Income	$26,393	$13,484	$39,877

% of Adjusted Net Sales	3.7%	3.9%	3.8%